EXHIBIT 5

     (304) 691-8398

Huntington, West Virginia
March 17, 2004

Champion Industries, Inc.
P. O. Box 2968
Huntington, West Virginia 25728-2968

     RE: Form S-8 Registration Statement

Gentlemen:

     This opinion is rendered in connection with the Form S-8 Registration Statement (the “Registration Statement”) which has been filed by Champion Industries, Inc. (the “Registrant”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the proposed offering and sale of up to 475,000 shares of common stock of the Registrant, $1.00 par value (the “Stock”) potentially issuable pursuant to the Registrant’s 2003 Stock Option Plan (the “Stock Option Plan”).

     We are of the opinion that:

     (1) The Stock, when issued in connection with the Stock Option Plan in accordance with the terms set forth therein, will be validly issued, fully paid and non-assessable; and

     (2) No personal liability for the liabilities of the Registrant attaches to the ownership of such Stock under the laws of the State of West Virginia.

     The foregoing opinion is limited to the Business Corporation Act of the State of West Virginia, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

     This opinion is given as of the date hereof and is limited to the law as now in effect and based on facts of which we have knowledge. We do not undertake to advise you of any change in the law hereof. No person other than you may rely on this opinion for any purpose, without our written consent.

     We hereby consent to the use of this opinion as an Exhibit to the Registration Statement and to the reference of our firm under the caption “Legal Opinion” in the Prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Thomas J. Murray

Thomas J. Murray

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